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                                                                     EXHIBIT 8.2

                [LETTERHEAD OF STROOCK & STROOCK & LAVAN LLP]

September 22, 1998

GeoWaste Incorporated
100 West Bay Street
Suite 700
Jacksonville, Florida 32202

Re:     Registration Statement on Form S-4
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Ladies and Gentlemen:


        You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of GeoWaste Acquisition Sub, Inc., a wholly owned subsidiary of Superior Services, Inc., a Wisconsin corporation ("Superior"), with and into GeoWaste Incorporated, a Delaware corporation ("GeoWaste"), as contemplated by the Agreement and Plan of Merger dated July 2, 1998 (the "Agreement"), substantially in the form included as Annex A to the Proxy Statement/Prospectus forming a part of the Registration Statement on Form S-4 filed on the date hereof (the "Registration Statement"). Capitalized terms not defined herein have the respective meanings given such terms in the Agreement or the Registration Statement.

        For purposes of this opinion, we have examined the Agreement and the Proxy Statement/Prospectus included in the Registration Statement, and such other documents as we have deemed necessary in order to render this opinion. In addition to these documents, we have relied upon the written representations of Superior and GeoWaste as to certain factual matters.

        In rendering the opinion set forth herein we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, (vi) the accuracy of all representations, warranties and written statements made by all parties, and (vii) that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter. We have also assumed that (1) the Merger will be effected in accordance with the Agreement and in compliance with the
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September 22, 1998        STROOCK & STROOCK & LAVAN LLP
Page 2

merger provisions of the Delaware General Corporation Law and (2) all representations upon which we have relied will be true and accurate at the Effective Time.

                Based on the foregoing, it is our opinion that, for federal income tax purposes:

                (i) the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and GeoWaste, Merger Sub and Superior will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                (ii) no gain or loss will be recognized by Superior or GeoWaste as a result of the Merger;

                (iii) no gain or loss will be recognized by the GeoWaste stockholders upon the exchange of their shares of GeoWaste Common Stock solely for shares of Superior Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of factional shares of Superior Common Stock;

                (iv) the aggregate tax basis of the shares of Superior Common Stock received in exchange for shares of GeoWaste Common Stock pursuant to the Merger (including fractional shares of Superior Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of GeoWaste Common Stock exchanged therefor;

                (v) the holding period for the shares of Superior Common Stock received for shares of GeoWaste Common Stock pursuant to the Merger will include the holding period of the shares of GeoWaste Common Stock exchanged therefor, provided such shares of GeoWaste Common Stock were held as capital assets within the meaning of Section 1221 of the Code by the stockholder at the Effective Time; and

                (vi) a stockholder of GeoWaste who receives cash in lieu of a fractional share of Superior Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

        We express no opinion as to the effect of the Merger on any stockholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system. In addition, the federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, GeoWaste Stockholders who received their GeoWaste Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold their GeoWaste Common Stock as part of a "straddle" or "conversion transaction" for federal income taxes purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.
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September 22, 1998        STROOCK & STROOCK & LAVAN LLP
Page 3


        We note that our opinion is based on our review of the documents described above, the assumptions, statements and representations referred to above and included in the Registration Statement and the Agreement, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. This opinion will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not challenge the conclusions stated herein or that, if the issue were decided in court, such a challenge would not ultimately succeed. Further, there can be no assurance that future legislative or administrative changes or future court decisions or the inaccuracy of any statements or representations on which we have relied may not significantly affect the continuing validity of this opinion.

        The foregoing opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement/ Prospectus included in the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP